Exhibit 99.1

United Industrial Corporation Announces Closing of Private Offering of $120 Million

Convertible Senior Notes

Wednesday September 15, 5:40 pm ET

HUNT VALLEY, Md., Sept. 15 /PRNewswire-FirstCall/ — United Industrial Corporation (NYSE: UIC — News) announced today that it had closed a private offering of $120 million aggregate principal amount of its 3.75% convertible senior notes due 2024, which includes $20 million aggregate principal amount of notes issued pursuant to an option granted to the initial purchasers by the Company.  The notes are senior unsecured obligations of the Company and are guaranteed by AAI Corporation, the Company’s Defense segment operating subsidiary.  Approximately $25 million of the net proceeds from the offering was used to repurchase shares of the Company’s common stock in privately negotiated transactions.  The Company plans to use the excess proceeds for potential acquisitions and general corporate purposes.  The notes were offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933.

The notes will pay interest semi-annually in arrears at an annual rate of 3.75% and will be convertible into shares of the Company’s common stock at an initial conversion price of approximately $39.24 per share (an initial conversion rate of 25.4863 shares per $1,000 principal amount of notes).  The initial conversion price represents an approximately 37% premium to the $28.64 per share closing price of the Company’s common stock on September 9, 2004.  The ability of the holders to convert the notes into the Company’s common stock is subject to certain conditions, including, among others, the closing price of the Company’s common stock for each of 20 or more consecutive trading days during a period of 30 consecutive trading days exceeding 120% of the conversion price on the last trading day of the immediately preceding calendar quarter and other specified events.  Upon conversion, the Company may choose to deliver, in lieu of shares of the Company’s common stock, cash or a combination of cash and shares of the Company’s common stock. The Company may also elect to automatically convert the notes at any time if the closing price of its common stock has exceeded 150% of the conversion price for at least 20 trading days during any 30-day trading period, ending within five trading days prior to the notice of automatic conversion.

In addition, commencing with the six-month period starting September 15, 2009, the Company will pay contingent interest on the notes during a six-month interest period if the average trading price of the notes equals 120% or more of the principal amount of the notes for a specified period.

The Company has the right to redeem all or a portion of the notes in cash any time on or after September 15, 2009 at the principal amount plus accrued and unpaid interest (including contingent interest, if any).  On each of September 15, 2009, September 15, 2014 and September 15, 2019, the note holders have the right to require the Company to repurchase all or a portion of their notes at a purchase price in cash and/or shares of the Company’s common stock equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest (including contingent interest, if any).  The note holders also have the right to require the Company to repurchase all or a portion of the notes at a repurchase price in cash and/or shares of the Company’s common stock equal to 100% of the principal amount of the notes repurchased plus accrued and unpaid interest (including contingent interest, if any) upon the occurrence of certain corporate transactions involving the Company.

The notes and the shares of common stock issuable on conversion of the notes have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

United Industrial Corporation is a company focused on the design and production of defense, training and energy systems.  Its products include unmanned aerial vehicles, training and simulation systems, automated aircraft test and maintenance equipment, and logistical/engineering services for government-owned equipment.  The Company also manufactures combustion equipment for biomass and reuse fuels.

For more information on UIC, visit http://www.unitedindustrial.com.

Except for the historical information contained herein, information set forth in this news release may contain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and variations of such words and similar expressions that indicate future events and trends are intended to identify such forward-looking statements, which include, but are not limited to, projections of revenues, earnings, segment performance, cash flows, and contract awards. These forward-looking statements are subject to risks and uncertainties, which could cause the company’s actual results or performance to differ materially from those expressed or implied in such statements. The company makes no commitment to update any forward- looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement. For additional information about the company and its various risk factors, please see the company’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

Source: United Industrial Corporation

UIC Contact:

James Perry

410-628-8786

perryj@aaicorp.com